Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF FORMATION

OF

ELEC HOLDINGS, LLC

This Certificate of Amendment to the Certificate of Formation of ELEC Holdings, LLC (the “Company”) is being executed by the undersigned for the purpose of amending the certificate of formation of the Company pursuant to Section 18-202 of the Delaware Limited Liability Company Act.

1.  The name of the Company is ELEC Holdings, LLC.

2.  The Certificate of Formation of the Company is hereby amended by deleting Article I thereof in its entirety and by substituting in lieu thereof the following new Article:

“1. Name. The name of the limited liability company is “ENNV Holdings, LLC”.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation of ELEC Holdings, LLC as of the 12th day of November, 2020.

MANAGING MEMBER

ENNV GP, LLC,
a Delaware limited liability company

By:	ECP ControlCo, LLC, its member

By:	/s/ Jennifer Gray
Name:	Jennifer Gray
Title:	Managing Director, Counsel & Chief Compliance Officer